EXHIBIT 99.1
FUEL TECH REPORTS FOURTH QUARTER 2009 RESULTS
—FUEL CHEM® Revenues Repeat Record Year—
     WARRENVILLE, Ill., Mar. 3, 2010 — Fuel Tech, Inc. (NASDAQ: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems and emissions control in utility and industrial applications, today reported results for the three- and 12- month periods ended December 31, 2009.
Fourth Quarter 2009
     Revenues for the fourth quarter totaled $18.7 million, a 3% increase from the comparable prior-year quarter. The net income for the quarter was $0.2 million, or $0.01 per diluted share, compared with a net loss of ($0.8) million, or ($0.03) per diluted share, in the same year-ago quarter.
     The Air Pollution Control technology segment (APC segment) recorded revenues of $10.5 million, an increase of 21% versus the fourth quarter of 2008. Segment gross margins were 39% in the fourth quarter of 2009 versus the 44% reported in the fourth quarter of 2008, primarily due to a pass-through catalyst sale at a nominal gross margin percentage and the timing of project milestones for other contracts that primarily involved lower margins or lower margin revenue-generating activities, such as initial engineering design and project start-up activities, in support of APC projects.
     The FUEL CHEM® technology segment (FUEL CHEM segment) generated revenues of $8.1 million, a decrease of 14% from the comparable 2008 quarter. Revenue gains associated with new customer commercial units and demonstration programs were largely offset by the shut down or scaling back of chemical injection at certain client units experiencing depressed electricity demand. Current quarter revenues include $6.8 million from coal-fired units, a 13% decrease versus a year ago, and $1.3 million from non-coal-fired units, down 18% from the comparable prior-year quarter, reflecting lower sales to oil-fired units as reduced industrial loads and the high cost of oil suppressed its use as a fuel source. Segment gross margins increased from 37% in the fourth quarter of 2008 to 48% in the current quarter, due to reduced domestic FUEL CHEM demonstration program expenses and a higher-than-average margin on an international demonstration program.
     Selling, general and administrative (SG&A) expenses totaled $7.1 million in the current quarter versus $7.2 million in the same year-ago period. Increases in expenses related to sales commissions, predominantly on FUEL CHEM segment revenues, associated with a new sales commission plan initiated January 1, 2009 and additional salaries and benefits arising principally from the acquisition of substantially all of the assets of Advanced Combustion Technology, Inc. (ACT) in January 2009 were offset by mid-year personnel and other expense reductions in response to the suppressed levels of revenue versus fiscal 2008.
     Research and development (R&D) expenses were $0.2 million, compared with $0.3 million in the fourth quarter of 2008, as R&D activities were scaled back in light of the economic slowdown.
Full Year 2009
     Revenues for fiscal 2009 were $71.4 million, a decline of 12% from fiscal 2008. The net loss for the full year totaled ($2.3) million, or ($0.10) per diluted share, compared with net income of $3.4 million, or $0.14 per diluted share, for the prior year.
     The APC technology segment recorded revenues of $34.7 million, a 22% decline versus fiscal 2008, as utility and industrial customers continued to curtail investments in APC equipment due to the sluggish economy and uncertainty surrounding prospective revisions to the Clean Air Interstate Rule (CAIR). Segment gross margins stood at 38% versus 45% reported for full year 2008. The decline was primarily due to pass-through catalyst sales at a nominal gross margin percentage and project timing that resulted in a higher-than-average project mix towards other lower margin revenue-generating activities supporting APC projects.

     Revenues for the FUEL CHEM segment totaled $36.7 million, equal to the record amount reported for fiscal 2008. Of the $36.7 million in total 2008 segment revenues, $31.6 million was generated from coal-fired units while $5.1 million was derived from non-coal-fired units. Of the $36.7 million in total 2009 segment revenues, $32.5 million was associated with coal-fired units (a 3% increase versus the comparable prior-year period) while revenues from non-coal-fired units declined 19% to $4.2 million. Segment gross margins declined from 46% for fiscal 2008 to 43% for fiscal 2009, reflecting the impact of several domestic and international demonstration programs, a one-time equipment sale at a nominal price to support the start-up of a Mexico-based FUEL CHEM program, and the impact of local fixed costs spread over a suppressed average revenue base for most clients. At December 31, 2009, approximately $2.0 million in risk-share revenue was deferred and not recognized; however, the Company expects this amount to be fully recognized in the first quarter of 2010. Risk-share revenues are recognized when and if the FUEL CHEM demonstration program is deemed a success by the customer.
     SG&A expenses totaled $32.3 million versus $28.4 million in the same year-ago period. This increase can be attributed to the following: additional salaries and benefits arising principally from the aforementioned ACT acquisition; sales commission expenses, mainly for the FUEL CHEM segment, associated with a new sales commission plan initiated January 1, 2009; and a one-time employee expense related to a workforce reduction during the second quarter of 2009. R&D expenses for fiscal 2009 were $0.5 million versus $2.1 million for fiscal 2008 as R&D activities were moderated in the wake of the global economic downturn and revenue shortfalls.
     For 2009, the Company announced contract awards with a value of approximately $37.8 million. After accounting for the conversion of backlog to revenues during this period, the APC segment capital projects backlog stood at $22.0 million as of December 31, 2009. Subsequent to December 31, 2009, the Company has announced APC orders with a value in excess of $4.6 million.
     John F. Norris Jr., President and Chief Executive Officer, commented, “Fuel Tech’s results continue to be hampered by challenging economic conditions, weak domestic electricity demand and continued domestic regulatory uncertainty. These conditions have significantly impacted both of our business segments and we expect them to continue at least through the first half of 2010.”
     Mr. Norris added, “Despite the recession, we are encouraged that our annual FUEL CHEM segment revenues equaled the record level reported for 2008. This is especially remarkable given that most of our domestic coal utility customers are experiencing significant reductions in coal-fired power generation due to the weaker electricity demand, especially in the industrial sector. When client plants operate at reduced loads, less of our FUEL CHEM products are consumed and this depresses our revenues and margins as personnel and equipment costs are incurred even when our programs are underutilized.”
     Mr. Norris continued, “In the domestic APC sector, we continue to see utilities employ significantly less capital on NOx controls on their operating coal plants as they await the Environmental Protection Agency’s (EPA) revisions to CAIR, expected in the first half of this year. Some utilities and industrial operators are, however, moving forward with installing the first phases of NOx control since they realize those will be needed under any likely regulatory outcome. Those initial controls typically involve Low NOx Burners and Over-Fire Air systems, technologies we acquired with the 2009 acquisition of substantially all of the assets of ACT. One such example of this was the fourth quarter 2009 award of the single largest APC order in the Company’s history. Such contracts reflect market drivers in addition to CAIR, such as the EPA’s Regional Haze Rule, which seeks to improve visibility in national parks and wilderness areas, and local consent decrees, which are court-ordered settlements directed at specific utilities and industrial operators for the control of NOx emissions.”
     Mr. Norris concluded, “In China, we are very encouraged by the recent publication of their NOx control Policy by the Ministry of Environmental Protection, which sets forth the framework for NOx regulations which will be forthcoming as part of their Twelfth Five-Year Plan that will go into effect on January 1, 20l1. The requirements in the Policy align well with our expanded portfolio of NOx reduction capabilities which cover the full spectrum from combustion modifications to ASCR™ (Advanced Selective Catalytic Reduction) systems. With our industry-leading suite of air pollution control products and services and strong financial position, we believe we are uniquely and strongly positioned to help utilities in China as well as those in the U.S. meet their near-term and longer-term NOx control strategies.”
Conference Call
As a reminder, Fuel Tech will host a conference call on Thursday, March 4 at 9:00 AM EST to discuss the results. The call will simultaneously be broadcast over the Internet at www.ftek.com and can be accessed under “Quick Links” on the Home page. The call can also be accessed by dialing 866-783-2141 (domestic) or 857-350-1600 (international) and using the passcode “Fuel Tech.” A replay of the call will be available on the website and can be accessed by dialing 888.286.8010 (domestic) or 617.801.6888 (international) and using the passcode “22234330.” The replay will be available until March 29, 2010.

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